Exhibit 2.1

DESCRIPTION OF SECURITIES

A. Share Capital

As of May 31, 2026, Wise Group plc (the “Registrant”) had 1,025,164,562 Class A ordinary shares with a nominal value of $0.01 per share and 204,338,749 Class B ordinary shares with a nominal value of $0.000000001 per share, issued and outstanding, respectively. As of March 31, 2026, 11,827,136 Class A ordinary shares were issuable upon the exercise of outstanding options to purchase additional Class A ordinary shares and upon vesting of restricted share awards. All of the allotted and issued shares are fully paid or credited as fully paid. For additional information on our Class A ordinary shares issuable upon the exercise of outstanding options to purchase Class A ordinary shares, please refer to “Item 6.B. Directors, Senior Management and Employees—Compensation—Equity Plans.”

Capitalized terms used but not defined herein have the meaning ascribed to such term in the Annual Report on Form 20-F to which this document is an exhibit.

B. Memorandum and Articles of Association

Introduction

The Registrant is a Jersey public limited company and the ultimate parent of Wise Limited (formerly Wise plc) and its consolidated subsidiaries. The Registrant was established as the ultimate holding company of Wise Limited and its subsidiaries (the “Group”) pursuant to a Scheme of Arrangement under Part 26 of the U.K. Companies Act 2006 (the “Scheme”), which was completed on May 8, 2026 (the “Reorganization Transaction”). On May 11, 2026, the Registrant’s ordinary shares were admitted to trading on the Nasdaq Stock Market LLC (“Nasdaq”), with the Group’s primary listing transferring from the London Stock Exchange (the “LSE”) to Nasdaq, while retaining a secondary listing on the LSE.

Wise Group plc was incorporated under the laws of Jersey, Channel Islands as a public limited company on June 17, 2025 with registration number 160362 and having its registered office address at 3rd Floor, 44 Esplanade, St. Helier, JE4 9WG, Jersey, Channel Islands.

The following represents a summary of certain key provisions of the memorandum of association and articles of association (the “Articles”) of the Registrant that are in effect, as well as a description of relevant provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”). The summary does not purport to be a summary of all of the provisions of the Articles, and is qualified in its entirety by reference to the Articles, which are incorporated by reference as an exhibit to this Annual Report. We encourage you to read the Articles for additional information.

Key Provisions in our Memorandum of Association and Articles of Association

Objects and Purposes

The Articles do not stipulate any particular objects or purposes of the Registrant and no objects or purposes are required to be stated by the Jersey Companies Law.

Ordinary Shares

Dividend and Liquidation Rights

Holders of Class A ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our Class A ordinary shares by the board of directors out of funds lawfully available for such purpose under Jersey law. Our board of directors has the power to declare interim dividends as it determines. Declaration of a final dividend (not exceeding the amount recommended by our board of directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Holders of Class B ordinary shares have no right to receive dividends or other distributions, except as provided in the Articles upon a winding-up.

In the event of our liquidation, after satisfaction of liabilities to creditors, the surplus assets of the company shall be applied:

•	first, in paying to each holder of Class B ordinary shares the nominal value of their Class B ordinary shares (pro rata if insufficient); and

•	second, the balance among holders of Class A ordinary shares pro rata to the number of Class A ordinary shares held.

Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. The Articles provide that any dividend which has remained unclaimed for a period of 10 years from the date of declaration shall, if the board of directors so resolves, be forfeited and cease to remain owing by Wise Group plc and shall thereafter belong to Wise Group plc absolutely.

Holders of our Class A ordinary shares have no pre-emptive, subscription, redemption or conversion rights under the Articles or the Jersey Companies Law. The shares are not subject to any sinking fund provisions and carry no liability to further capital calls by the Registrant, and all issued shares are fully paid. There are no provisions in the Articles discriminating against any existing or prospective holder as a result of such shareholder owning a substantial number of shares.

Voting

Each Class A ordinary share carries one vote on all matters submitted to a vote of holders of ordinary shares.

Each Class B ordinary share carries nine votes, subject to the following restrictions:

•	Class B voting rights are non-transferable and may only be exercised by the original holders to whom such shares were issued under the Scheme.

•	Class B voting rights are subject to caps:

•	For most Class B shareholder groups, the aggregate votes cannot exceed one vote less than 35% of the total eligible votes on any resolution.

•

For Kristo Käärmann’s Class B shareholder group, while he serves as Chief Executive Officer, the cap is one vote less than 50% of the total eligible votes on any resolution; if he ceases to be Chief Executive Officer, the 35% cap applies.

•	Any votes in excess of these caps are treated as Affected Votes (as defined in the Articles) and are disregarded for voting purposes.

•

Class B voting rights cease permanently upon certain events, including death of the holder, any transfer of the Class B share or its corresponding Class A share, an indirect change of control of the holder, or at 23:59 (London time) on the tenth anniversary of the effective date of the Scheme, after which the Class B share is automatically redeemed for no consideration and canceled.

There is no cumulative voting.

Transferability of Shares

Our Class A ordinary shares are freely transferable, subject to the provisions of the Articles and applicable law. Our Class B ordinary shares are subject to restrictions on transfer as described above, and any transfer of a Class B ordinary share results in the cessation of the voting rights attached to that share.

Ownership Threshold

The Articles do not contain provisions requiring shareholders to disclose ownership above a specified threshold. Holders of our Class A ordinary shares are subject to, amongst other applicable requirements, the beneficial ownership reporting requirements of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended.

Limitations on Rights to Own Securities

There is no limitation imposed by Jersey law or our Articles on the right of non-residents or foreign persons to hold or vote our Class A ordinary shares.

Amendments to Governing Documents

A special resolution is required to amend the Articles, approve any change in authorized share capital, or approve a liquidation or winding-up. A special resolution requires at least 14 clear days’ notice of the relevant general meeting and approval by the holders of two-thirds of the votes cast at the meeting.

Requirements for Advance Notification of Shareholder Nominations and Proposals

The Articles establish advance notice and related procedures with respect to shareholder proposals and nominations of candidates for election as directors. In summary:

•	Prior to the Domestic Issuer Transition Date: Shareholders have no right to propose business at an annual general meeting other than through the board of directors.

•

Following the Domestic Issuer Transition Date: Shareholders may nominate directors or propose other business at an annual general meeting if they comply with certain notice and disclosure requirements, including providing specified information about the proposing shareholder, any associated persons, and the proposed nominee or business. Notice must generally be delivered not earlier than 150 days and not later than 120 days before the anniversary of the preceding year’s annual general meeting, subject to adjustments if the meeting date changes by more than 30 days.

Limits on Written Consents

Shareholder action by written resolution is permitted only while holders of Class B ordinary shares collectively hold a simple majority of the total voting rights. During that period, written resolutions (including special resolutions, except for removal of auditors) may be passed by the requisite majority without a meeting. At all other times, shareholder action may only be taken at a duly convened meeting.

Notices

Each shareholder of record is entitled to receive at least 14 clear days’ notice of a general meeting. For the purposes of determining the shareholders entitled to notice and to vote, the board of directors may fix a record date not less than 10 days and not more than 60 days before the meeting.

Modification of Class Rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class) may be varied with the consent in writing of holders of at least two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of that class.

Change in Control

The Articles do not contain a specific provision that is intended to delay, defer or prevent a change in control of our company. However, the board of directors is authorized to issue additional shares, including preferred shares, in accordance with a shareholder rights plan which could be used for a variety of corporate purposes, including to deter a takeover attempt. Jersey law does not prohibit a company from adopting a shareholder rights plan and the Articles authorize the board to adopt such a plan, except while we are subject to the U.K. City Code on Takeovers and Mergers. In addition, our board of directors is divided into two classes serving staggered terms, which may have the effect of delaying or deterring a change in control of the Registrant.

Exclusive Forum Provision

Our Articles provide that, unless we consent to an alternative forum, the Courts of Jersey shall be the sole and exclusive forum for derivative lawsuits brought on behalf of the Company; claims for breach of fiduciary duty by our directors, officers, or other employees; and claims relating to our Articles or the governance and conduct of the Company, except where those claims involve a breach of U.S. federal or state law. In addition, unless we consent, our Articles provide that U.S. federal district courts shall be the sole and exclusive forum for claims arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Further, pursuant to applicable law and our Articles, actions by our shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in U.S. federal courts. We believe our forum selection provisions will benefit us by providing increased consistency in the application of the laws of Jersey and the U.S. federal securities laws.

Conditions Governing Changes in Capital

The Articles do not impose conditions on changes in capital that are more stringent than those required by the Jersey Companies Law. Subject to the provisions of the Jersey Companies Law, the board of directors may authorize the issuance of new shares through a resolution.

C. Debt Securities (Item 12.A of Form 20-F)

Not applicable.

D. Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

E. Other Securities (Item 12.C of Form 20-F)

Not applicable.

F. American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.